Exhibit 99.1

Virtu Announces Preliminary Estimated Fourth Quarter 2018 Results

NEW YORK, NY, JANUARY 8, 2019 — Virtu Financial, Inc. (NASDAQ: VIRT) (“Virtu”), a leading technology-enabled market maker and liquidity provider to the global financial markets, in connection with the planned marketing of its institutional term loan in connection with the acquisition of Investment Technology Group, Inc. (“ITG”), today announced preliminary estimates of its results of operations for the quarter ended December 31, 2018.  The closing of ITG is expected to occur in the first half of 2019, subject to the approval of ITG’s shareholders, receipt of all required regulatory approvals and the satisfaction of other customary closing conditions.

Actual results for the quarter are expected to be reported in early February.

On a preliminary estimated basis, Virtu expects its results of operations for the quarter ended December 31, 2018 to reflect:

•                  Net income between $100 million and $129 million and Adjusted EBITDA* between $180 million and $195 million

•                  Total revenues between $424 million and $447 million; Trading income, net between $350 million and $364 million; Adjusted Net Trading Income* between $285 million and $298 million

“These preliminary results reflect the strong market conditions that prevailed in the fourth quarter, as well as the continued integration of Virtu and KCG businesses.  We will report full results in early February, however, these preliminary results reflect strong performance across all business lines and asset classes,” said Douglas Cifu, Chief Executive Officer of Virtu Financial.

* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures and Other Items” for more information.

Trading income, net, is expected to be between $350 million and $364 million, representing an increase of 22.1% to 27.0% from trading income, net of $286.4 million for the same period in 2017. Adjusted Net Trading Income is expected to be between $285 million and $298 million, representing an increase of 20.1% to 25.6% from Adjusted Net Trading Income of $237.3 million for the same period in 2017.  Total revenues are expected to be between $424 million and $447 million, representing a decrease of 3.8% to 8.7% from revenues of $464.5 million for the same period in 2017. The expected decrease is attributable to the reversal of a tax liability in the fourth quarter 2017 in the amount of $86.6 million resulting from the Tax Cuts and Jobs Act of 2017.  Excluding the impact of the reversals on the results of the prior period, revenues are expected to increase 12.2% to 18.3%.  The expected increases in total revenues adjusted for the impact of the tax liability reversal, Adjusted Net Trading Income and trading income, net were attributable to an increase in volumes and overall volatility in certain of the markets in which we participate.

Adjusted EBITDA for the three months ended December 31, 2018 is expected to be between $180 million and $195 million, representing an increase of between 66.8% and 80.7% compared to Adjusted EBITDA of $107.9 million for the same period in 2017.  Net income is expected to be between $100 million and $129 million for this quarter, compared to $33.4 million for the same period in 2017, for an increase of 199% to 286%.  The expected increases in Adjusted EBITDA and net income were attributable to an increase in volumes and overall volatility in certain of the markets in which we participate as well as the continued integration and realization of expense synergies in relation to our acquisition of KCG Holdings, Inc. on July 20, 2017.

The preliminary financial and other data set forth above has been prepared by, and is the responsibility of, our management. The foregoing information and estimates have not been compiled or examined by our independent registered public accounting firm nor have our independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. In addition, the foregoing information and estimates are subject to revision as we prepare our consolidated financial statements and other disclosures as of and for the three months ended December 31, 2018, including all disclosures required by U.S. GAAP. Because we have not completed our normal quarterly closing and review procedures for the three months ended December 31, 2018, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months ended December 31, 2018 may differ materially from these estimates. These estimates should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. In addition, these estimated results of operations for the three months ended December 31, 2018 are not necessarily indicative of the results to be achieved for any future period. See “Cautionary Note Regarding Forward-looking Statements.” These estimated results of operations should be read together with subsequent filings and announcements, including any subsequent press release announcing the Company’s earnings for the quarter ended December 31, 2018 and our audited consolidated financial statements and related notes to be filed on Form 10-K on or before March 1, 2019.

Non-GAAP Financial Measures and Other Items

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•                  “Adjusted Net Trading Income”, which is the amount of revenue we generate from our market making activities, or trading income, net, plus commissions, net and technology services, plus interest and dividends income and expense, net, less direct costs associated with those revenues, including brokerage, exchange and clearance fees, net and payments for order flow. Management believes that this measurement is useful for comparing general operating performance from period to period. Although we use Adjusted Net Trading Income as a financial measure to assess the performance of our business, the use of Adjusted Net Trading Income is limited because it does not include certain material costs that are necessary to operate our business. Our presentation of Adjusted Net Trading Income should not be construed as an indication that our future results will be unaffected by revenues or expenses that are not directly associated with our market making activities.

•                  “EBITDA”, which measures our operating performance by adjusting Net Income to exclude financing interest expense on our long-term borrowings, debt issue cost related to debt refinancing, depreciation and amortization, amortization of purchased intangibles and acquired capitalized software, and income tax expense, and “Adjusted EBITDA”, which measures our operating performance by further adjusting EBITDA to exclude severance, reserve for legal matter, transaction advisory fees and expenses, termination of office leases, acquisition related retention bonus, trading related settlement income, other, net, equipment write-off, share based compensation, charges related to share based compensation at IPO, 2015 Management Incentive Plan, and charges related to share based compensation at IPO.

Total Adjusted Net Trading Income, EBITDA and Adjusted EBITDA are non-GAAP financial measures used by management in evaluating operating performance and in making strategic decisions. Management believes that the presentation of Adjusted Net Trading Income, EBITDA and Adjusted EBITDA provide useful information to investors regarding our results of operations because they assist both investors and management in analyzing and benchmarking the performance and value of our business.  Adjusted Net Trading Income, EBITDA and Adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period. Furthermore, our credit agreement contains covenants and other tests based on metrics similar to Adjusted EBITDA. Other companies may define Adjusted Net Trading Income and Adjusted EBITDA differently, and as a result our measures of Adjusted Net Trading Income and Adjusted EBITDA may not be directly comparable to those of other companies. Although we use these non-GAAP financial measures as financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business.

Adjusted Net Trading Income, EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, Net Income in accordance with U.S. GAAP as a measure of performance. Our presentation of Adjusted Net Trading Income, EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Adjusted Net Trading Income and our EBITDA-based measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•                  they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

•                  our EBITDA-based measures do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and our EBITDA-based measures do not reflect any cash requirement for such replacements or improvements;

•                  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•                  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•                  they do not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

Because of these limitations, Adjusted Net Trading Income, EBITDA and Adjusted EBITDA are not intended as alternatives to Net Income as indicators of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Net Trading Income, EBITDA and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. These U.S. GAAP measurements include Net Income, cash flows from operations and cash flow data. See below a reconciliation of each non-GAAP measure to the most directly comparable GAAP measure.

Virtu Financial, Inc. and Subsidiaries

Reconciliation to Non-GAAP Operating Data (Unaudited)

The following tables reconcile estimated Condensed Consolidated Statements of Comprehensive Income to arrive at estimated Adjusted Net Trading Income, EBITDA and Adjusted EBITDA

	Three Months Ended December 31,

	2018			2017
(in millions, except percentages)	Range			Actual
Reconciliation of Trading income, net to Adjusted Net Trading Income
Trading income, net	$350	-	$364	$287
Commissions, net and technology services	50	-	54	67
Interest and dividends income	24	-	29	19
Brokerage, exchange and clearance fees, net	(78)	-	(83)	(87)
Payments for order flow	(23)	-	(25)	(16)
Interest and dividends expense	(38)	-	(41)	(33)
Adjusted Net Trading Income	$285	-	$298	$237

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$100	-	$129	$33
Financing interest expense on long-term borrowings	17	-	16	24
Debt issue cost related to debt refinancing	—	-	—	1
Depreciation and amortization	17	-	15	18
Amortization of purchased intangibles and acquired capitalized software	7	-	6	9
Provision for income taxes	23	-	19	97
EBITDA	$164	-	$185	$182

Severance	2	-	1	5
Reserve for legal matter	—	-	—	3
Transaction advisory fees and expenses	2	-	1	1
Termination of office leases	—	-	—	2
Trading related settlement income	—	-	—	(1)
Other, net	1	-	(1)	(91)
Write-down of assets	1	-	—	1
Share based compensation	9	-	8	5
Charges related to share based compensation at IPO, 2015 Management Incentive Plan	1	-	1	1
Charges related to share based compensation awards at IPO	—	-	—	—
Adjusted EBITDA	$180	-	$195	$108

About Virtu Financial, Inc.

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 25,000 securities, at over 235 venues, in 36 countries worldwide.

Cautionary Note Regarding Forward-Looking Statements

The foregoing information and certain oral statements made from time to time by representatives of the Company contain certain forward-looking statements that reflect the company’s current views with respect to certain current and future events and financial performance, including with respect to integration of KCG and synergy realization and with respect to the acquisition of ITG and related integration and synergy realization. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements included here are based upon information available to the company on the date of this filing. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

CONTACT

Media and Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

media@virtu.com